Exhibit 10.20

MASTER LICENSE AGREEMENT

   THIS LICENSE AGREEMENT, effective as of the closing date of the APA (defined in the recitals below) ("Effective Date"), is made by and between UEI Cayman Inc., a company organized under the Laws of the Cayman Islands and an Affiliate of UNIVERSAL ELECTRONICS INC. (hereinafter referred to as "Purchaser 2"), and ZiLOG, Inc., a company organized and existing under the laws of the state of Delaware, with its principal place of business at 6800 Santa Teresa Blvd., San Jose, California 95119 (hereinafter referred to as "Seller"), each on behalf of itself and its respective Subsidiaries and Affiliates.

   WHEREAS, Purchaser 2 owns and controls a highly proprietary and confidential compilation of individual infrared device codes (each an "IR Code") for use in remotely controlling audio and video equipment, which compilation of IR Codes is periodically updated by Purchaser 2 from time to time (including, without limitation, all updates made in accordance with Article 3.0) (the "Library"), and Purchaser 2 is the owner of certain patents relating generally to the use, setup, upgrade, and other features of control devices as set forth on Exhibit A hereto (the "Licensed Patents");

   WHEREAS, pursuant to that certain Asset Purchase Agreement between Purchaser 1, Purchaser 2 and Seller (the "APA") (i) Seller has agreed to sell, transfer, assign, convey and deliver to Purchaser 2, and Purchaser 2 has agreed to purchase and acquire from Seller, all of Seller's right, title and interest in, to and under certain patents owned by Seller (the "Additional Licensed Patents" and "Restricted Additional Licensed Patents") and related technology ("Licensed Technology") as set forth on Exhibit B hereto, which Additional Licensed Patents, Restricted Additional Licensed Patents and Licensed Technology will be licensed to Seller as set forth herein;

   WHEREAS, Seller would like to obtain a license under the Licensed Patents, Additional Licensed Patents, Restricted Additional Licensed Patents and Licensed Technology only as specifically set forth in this Agreement, and to use those IR Codes specified by Seller pertaining to remotely controlling certain audio and video equipment which are manufactured for sale and use anywhere in the World (the "Territory"), by audio and video device, and contained on Exhibit C attached hereto, all of which IR Codes are contained in the Library (the "Licensed Data"); and

   WHEREAS, Purchaser 2 would like to obtain a license under certain patents retained by Seller ("Seller Licensed Patents"), and certain other IP and technology including Trade Secrets, know-how and Copyrights (excluding any Trade Secrets, know-how and Copyrights included in the Transferred Assets (as defined in the APA)) that are (a) owned by Seller or any of Seller's Subsidiaries/Affiliates and (b) necessary to the conduct of the Sale Business as currently conducted (the "Seller Licensed Other IP and Technology"), including without limitation the Seller Licensed Other IP and Technology set forth on Exhibit D hereto.

   NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

CAPITALIZED TERMS NOT DEFINED HEREIN ARE DEFINED IN THE APA.

1.0   LICENSE GRANTS

1.01   License to Seller under the Licensed Patents, Additional Licensed Patents, Licensed Data and Licensed Technology. Subject to Seller's purchase of the IC Products (defined in Article 2.0 below) and payment of the fees set forth herein, upon the Effective Date, Purchaser 2 grants to Seller a nonexclusive, nontransferable (except as set forth in Section 12.11 below), worldwide, perpetual license, without the right to sublicense (except as expressly set forth in Section 1.08 below): (a) under the Licensed Patents and Additional Licensed Patents, to use, make, have made, sell, offer for sale, import and otherwise exploit, hardware-based home control devices in Seller's CrimzonConnects product line, each as set forth on Exhibit F hereto (the "CrimzonConnects Products"), (b) under the Intellectual Property Rights (as defined in the APA) of Purchaser 2 in and to the Licensed Data and Licensed Technology, to use the Licensed Data and Licensed Technology solely in conjunction with the CrimzonConnects Products and to distribute (through multiple tiers of distribution) the Licensed Data and Licensed Technology solely as incorporated in or bundled with the CrimzonConnects Products and for no other purpose whatsoever and (c) under Purchaser 2's Intellectual Property Rights in and to the firmware Licensed Technology, to use, reproduce, modify, create derivative works of, perform, display and otherwise exploit the firmware Licensed Technology solely in connection with Seller's purchase of IC Products for incorporation into the CrimzonConnects Products. For purposes of effecting the license granted to Seller under Section 1.01(c) above, Purchaser 2 grants to Seller additional licenses for RC Express and RC Blaster Licensed Technology, as set forth in the standard end user license terms to be provided by Purchaser 2. Notwithstanding the foregoing, Seller may not exercise the foregoing license rights with respect to the field of subscription broadcasters and set-top box providers for distribution in the subscription broadcast market (the "Restricted Field"). Seller shall provide written notice to Purchaser 2 of any proposed new products in the CrimzonConnects product line, and subject to review and approval by Purchaser 2 (such approval not to be unreasonably withheld or delayed), such new products shall be added to Exhibit F hereto and shall be CrimzonConnects Products. For the avoidance of doubt, Seller understands and agrees that Purchaser 2 may reasonably withhold approval for any CrimzonConnects products that directly compete with Purchaser 2 Products (as defined in Section 1.04 below). The parties agree to negotiate in good faith the extension of the foregoing license rights to additional features and functions, including without limitation any pricing terms.

1.02   License to Seller under the Restricted Additional Licensed Patents. Upon the Effective Date, Purchaser 2 grants to Seller a nonexclusive, nontransferable (except as set forth in Section 12.11 below), worldwide, perpetual license under the Restricted Additional Licensed Patents to use, make, have made, sell, offer for sale, import and otherwise exploit solely outside of the Sale Business field any Seller products or services.

1.03   Licensed Data Protection Measures. Licensee shall submit for Purchaser 2's approval detailed plans showing how the Licensed Data and portions thereof are to be protected from unauthorized access or copying while (a) stored at any Seller location, (b)

accessing Purchaser 2's Library via its online database system, (c) in transit to the CrimzonConnects Product from either the Seller location or Purchaser 2's Library via its online database system, and (d) while stored locally in the CrimzonConnects Product. Such measures shall include methods to prevent any individual user from obtaining access to the complete set of Licensed Data contained in the Library via repetitive downloads.

1.04   License to Purchaser 2 under the Seller Licensed Patents. Subject to the terms and conditions of this Agreement and the APA, upon the Effective Date, Seller grants to Purchaser 2 a nonexclusive, nontransferable (except as set forth in Section 12.11 below), worldwide, perpetual license, without the right to sublicense (except as expressly set forth in Section 1.07 below), under the Seller Licensed Patents to use, make, have made (solely for Purchaser 2), sell, offer for sale, import and otherwise exploit any and all products of Purchaser 2 within the wireless or remote control space ("Purchaser 2 Products").

1.05   License to Purchaser 2 under the Seller Licensed Other IP and Technology. Subject to the terms and conditions of this Agreement and the APA, upon the Effective Date, Seller grants to Purchaser 2 a non-exclusive, non-transferable (except as set forth in Section 12.11 below), worldwide, perpetual license, without the right to sublicense (except as expressly set forth in Section 1.07 below), under Seller's Intellectual Property Rights in and to the Seller Licensed Other IP and Technology, to use, reproduce, modify, create derivative works of, perform, display and (except as set forth in Section 1.06 below) otherwise exploit any of the Seller Licensed Other IP and Technology solely in connection with Purchaser 2's use, making, having made (solely for Purchaser 2), sale, offer for sale, importing and other exploiting of any Purchaser 2 Products.

1.06   Restriction on Purchaser 2. Purchaser 2 shall not provide the source code for the ZDS II Software (version 4.11) included in the Seller Licensed Other IP and Technology to any third party without Seller's prior written consent except in connection with the development of any Purchaser 2 Products on behalf of Purchaser 2 as provided in Section 1.07 below. Additional restrictions applicable to ROM Code Materials (defined in Exhibit D) are set forth in Exhibit D.

1.07   Sublicense Rights of Purchaser 2. Purchaser 2 may (a) grant sublicenses under the license granted in Section 1.04 above in connection with the development of any Purchaser 2 Products on behalf of Purchaser 2, (b) grant sublicenses under the license granted in Section 1.05 above in connection with the development of any Purchaser 2 Products on behalf of Purchaser 2, provided that each such sublicensee shall be bound in writing to confidentiality obligations at least as restrictive as the confidentiality provisions herein, and (c) grant sublicenses under any licenses granted hereunder to any Purchase 2 Affiliate without restriction. In addition, with respect to any Software proprietary to Seller (as designated on Exhibit D hereto) included in the Seller Licensed Other IP and Technology, Purchaser 2 may grant sublicenses under the license granted in Section 1.05 above to end users and customers of any Purchaser 2 Products to use such Software solely in connection with such Purchaser 2 Products (and not on a standalone basis). Other than as provided above in this Section 1.07, Purchaser 2 shall not have the right to grant any sublicenses under Article 1.0 without Seller's prior written consent.

1.08   Sublicense Rights of Seller. Seller may grant sublicenses under the license granted in Section 1.01(c) above in connection with the development of any CrimzonConnects Products outside the Restricted Field on behalf of Seller, provided that each such sublicensee shall be bound in writing to confidentiality obligations at least as restrictive as the confidentiality provisions herein. Purchaser 2 grants to Seller any additional sublicense rights for RC Express and RC Blaster Licensed Technology set forth in the standard end user license terms to be provided by Purchaser 2. Other than as provided above in this Section 1.08, Seller shall not have the right to grant any sublicenses under Article 1.0 without Seller's prior written consent.

2.0   IC PRODUCT SALES / DELIVERY OF LICENSED DATA

2.01   Purchaser 2 shall make available for purchase by Seller IC products incorporating the Licensed Data and firmware Licensed Technology as specified by Seller (subject to available memory capacity on such IC products) ("IC Products") for incorporation by Seller into the CrimzonConnects Products, including without limitation the IC Products set forth on Exhibit E. Additionally, for purposes of enabling updates to the Licensed Data, Purchaser 2 shall deliver to Seller such specified Licensed Data (subject to available memory capacity on such IC Products), as set forth in Article 3.0 below.

3.0   LICENSED DATA UPDATES / ONLINE AVAILABILITY

3.01   During the term of this Agreement, Purchaser 2 shall maintain the Library in commercially reasonable condition and make the Licensed Data promptly available to Seller via Purchaser 2's online database system, including without limitation all published new codes that have been captured by Purchaser 2 on an ongoing basis. All IR Codes and any "published new codes" as used herein shall be limited to only those codes that are publicly available.

3.02   In addition, on an exception basis and by special request, Purchaser 2 shall capture and format and, within ten (10) business days after such capture, provide Seller (via Purchaser 2's online database system) with those IR Codes that Seller shall specify from time to time. Such requests by Seller shall be limited to no more than three (3) IR Codes per calendar quarter. In the event that Purchaser 2 is unable to reasonably obtain such requested IR Codes, Seller shall assist Purchaser 2 in obtaining such device or devices to enable Purchaser 2 to capture, format, and provide Seller with such requested IR Codes.

3.03   Seller agrees that all such new IR Codes provided to Seller pursuant to this Article 3.0 shall immediately become subject to all of the terms and conditions set forth herein as part of the Licensed Data, including without limitation the limitation of use as set forth in Section 1.01 above.

4.0   ADDITIONAL SOFTWARE DEVELOPMENT

4.01   Seller understands that the delivery format under this Agreement is an existing Purchaser 2 standard product, and that no Purchaser 2 software development work or testing of Seller implementation of the IC Products or Library is included in the fees and payments listed in Article 5.0 below. In the event that Seller wishes Purchaser 2 to perform special software development or testing for this or additional Seller projects or products which would utilize the Licensed Patents or Licensed Data, this will be at an extra cost to be negotiated by the parties.

4.02   In addition, at the request and expense of Seller, Purchaser 2 will provide commercially reasonable consulting and advice to assist Seller in the use of the Licensed Data. In the event that the IR Codes provided to Seller and the functions contained with the CrimzonConnects Product prove to be too large to fit into available memory storage in the CrimzonConnects Product, Purchaser 2 will assist Seller in determining which subset of IR Codes provide (in Purchaser 2's commercially reasonable opinion) the greatest market coverage, as well as which functions (in Purchaser 2's commercially reasonable opinion) are the most popular for each device type.

5.0   FEES AND PAYMENTS

5.01   In consideration for the rights granted by Purchaser 2 to Seller under this Agreement, Seller agrees to purchase at least one IC Product for inclusion in each CrimzonConnects Product at the per unit price set forth in Exhibit E hereto.

5.02   Within thirty (30) days after the end of each calendar quarter (the "Fee Period"), Seller shall pay to Purchaser 2 all quarterly maintenance fees (the "Quarterly Maintenance Fees" as set forth in Section 5.03 below) accruing to Purchaser 2 for the prior quarter. All payments hereunder shall be in United States Dollars.

5.03   Quarterly Maintenance. In order to remain eligible for access to Purchaser 2's online database system, Seller shall pay Quarterly Maintenance Fees to Purchaser 2, as set forth on Exhibit E, throughout the term of this Agreement. Purchaser 2 shall not be obligated to supply Seller with access to Purchaser 2's online database pursuant to Article 3.0 after the Fee Period in any quarter if the Quarterly Maintenance Fee for the prior quarter was not paid by Seller during the Fee Period. It is understood by Seller that the Quarterly Maintenance Fee shall constitute a maintenance fee and not a prepayment of future royalties due.

6.0   COVENANTS

6.01   Seller Covenants: Ownership. Subject to the terms and conditions of this Agreement and the APA, upon the Effective Date, Seller agrees and acknowledges that (as between Seller and Purchaser 2) all right, title and interest in and to all or any portion of the Licensed Patents, the Additional Licensed Patents, the Restricted Additional Licensed Patents, the Licensed Data, the Licensed Technology and the Library (collectively, the "Purchaser 2 Licensed IP"), and any derivatives thereof, including all copyrights therein shall be and remain the sole and exclusive property of Purchaser 2. Seller shall not claim any right to or license (except for the licenses granted pursuant to Article 1.0 above) with respect to such property nor shall Seller contest or assist in contesting Purchaser 2's right, title and interest in and to such property. Seller further acknowledges and agrees that the Purchaser 2 Licensed IP, and any derivatives thereof are highly proprietary and confidential to Purchaser 2. Seller additionally agrees that in the event any part of the Library is stored in flash memory of the CrimzonConnects Product, Seller will not download the Library from the CrimzonConnects Product.

6.02   Seller Covenants: Prohibited Acts. Seller further covenants and agrees: (a) to not use, copy or reproduce all or any portion of the Licensed Data, or the Library in any manner except for the specific purposes set forth in Article 1.0 above; (b) to not modify or adapt all or any portion of the Licensed Data, or the Library in any way except for the specific purpose set forth in Article 1.0; (c) to not translate, reverse assemble, reverse compile or reverse engineer, decompile, disassemble, or create derivative works of the all or any portion of the Licensed Data, or the Library except for the specific purpose; or (d) to not transfer, assign (subject to Section 12.11 below), rent, sell, distribute or otherwise dispose of all or any portion of the Licensed Data, or the Library or this Agreement (including granting sublicenses) to anyone or in any manner, except as specifically permitted in Article 1.0 above.

6.03   Purchaser 2 Covenants: Ownership. Purchaser 2 agrees and acknowledges that (as between Seller and Purchaser 2) all right, title and interest in and to all or any portion of the Seller Licensed Patents and the Seller Licensed Other IP and Technology (collectively, the "Seller Licensed IP"), and any derivatives thereof, including all copyrights therein shall be and remain the sole and exclusive property of Seller. Purchaser 2 shall not claim any right to or license (except for the licenses granted pursuant to Article 1.0 above) with respect to such property nor shall Purchaser 2 contest or assist in contesting Seller's right, title and interest in and to such property. Purchaser 2 further acknowledges and agrees that the Seller Licensed IP, and any derivatives thereof are highly proprietary and confidential to Seller.

6.04   Purchaser 2 Covenants: Prohibited Acts. Purchaser 2 further covenants and agrees: (a) to not use, copy or reproduce all or any portion of the Seller Licensed Other IP and Technology in any manner except for the specific purpose set forth in Article 1.0 above; (b) to not modify or adapt all or any portion of the Seller Licensed Other IP and Technology in any way except for the specific purpose set forth in Article 1.0; (c) to not translate, reverse assemble, reverse compile or reverse engineer, decompile, disassemble, or create derivative works of the all or any portion of the Seller Licensed Other IP and Technology except for the specific purpose; or (d) to not transfer, assign (subject to Section 12.11 below), rent, sell, distribute or otherwise dispose of the all or any portion of the Seller Licensed Other IP and Technology or this Agreement (including granting sublicenses) to anyone or in any manner, except as specifically permitted in Article 1.0 above.

7.0   OWNERSHIP NOTICE

Copyright notices and any other legend of ownership shall be reasonably specified by Purchaser 2 in writing from time to time with respect to any CrimzonConnects Product as required by statute to identify Purchaser 2's ownership in the Purchaser 2 Licensed IP.

8.0   CONFIDENTIALITY

8.01   Seller and Purchaser 2 each agree that at all times during the term of this Agreement and continuously thereafter to use reasonable efforts to prevent the disclosure to any other person or entity: (a) the terms and conditions of this Agreement and (b) materials disclosed under this Agreement that are confidential or proprietary to the party disclosing the information (the "Disclosing Party") to the other party (the "Receiving Party"), regardless of whether such information is marked CONFIDENTIAL or the like. The Receiving Party shall use the same degree of care to avoid disclosure of the Disclosing Party's Confidential Information as the Receiving Party employs with respect to its own proprietary or confidential information of like importance. Information shall not be deemed Confidential Information and the Receiving Party shall not have the foregoing obligations under this Section 8.01 with respect to any information which:

(i)   prior to disclosure to the Receiving Party, was already in the Receiving Party's possession on a non-confidential basis, as evidenced by written records kept by the Receiving Party in the ordinary course of its business or as evidenced by actual prior use by the Receiving Party;

(ii)   at the time of disclosure to the Receiving Party, had previously been published and is a part of the public domain;

(iii)   after having been disclosed to the Receiving Party, is published and is a part of the public domain, unless such publication is through the fault of or the breach by the Receiving Party of its obligations under this Agreement;

(iv)   subsequent to disclosure to the Receiving Party, is obtained by the Receiving Party on a non-confidential basis from a third party who is lawfully in possession of such information and who is not in violation of any contractual or other legal or fiduciary duty with respect to such information; or

(v)   is independently developed by the Receiving Party without the use of any of the Disclosing Party's Confidential Information as evidenced by written records kept by the Receiving Party in the ordinary course of its business.

The Receiving Party shall have the burden of proof with respect to any of the above events on which the Receiving Party relies as relieving it of its foregoing obligations under this Section 8.01. Notwithstanding the foregoing, disclosure of such Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States, any state therein, or any political subdivision thereof or as otherwise required to be disclosed by law, regulation or administrative rule; provided, however, that the Receiving Party shall first have given reasonably prompt written notice to the Disclosing Party to enable it to seek an appropriate protective order.

9.0   LIMITED WARRANTY

9.01    Licensed Data Warranty. During the term of this Agreement, Purchaser 2 warrants to Seller that the Licensed Data will perform in accordance with Purchaser 2's published specifications, as the same may be modified from time to time; provided that Seller understands and agrees that Purchaser 2 does not warrant the Licensed Data will operate uninterrupted or error free. Seller further understands and agrees that the Licensed Data is by no means invulnerable to network interference and consequently no expressed or implied warranty is made by Purchaser 2 against such occurrences. If Seller discovers any such defects or errors or that any of the Licensed Data does not conform to such specifications during the term of this Agreement, Purchaser 2 shall (subject to the limitations of warranty set forth herein), at its own expense (further subject to the limitations of warranty set forth herein), promptly correct such defects, errors or non-conformity by, among other things, supplying Seller with such corrections or making such additions, modifications or adjustments as Purchaser 2 deems reasonably necessary to keep the Licensed Data in operating order in conformity with the warranty provided by this Article 9.0. Subject to Section 12.11, this warranty is not transferable without the express written consent of Purchaser 2.

9.02   IC Product Warranty. The warranties with regards to IC Products extended by Purchaser 2 to Seller hereunder shall be consistent with the product warranty terms referred to in Exhibit G.

9.03   THE WARRANTIES MADE BY PURCHASER 2 HEREIN ARE EXPRESSLY MADE IN LIEU OF ALL OTHER WARRANTIES, AND PURCHASER 2 NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY OF ITS AGENTS OR REPRESENTATIVES TO MAKE, ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF TITLE. THE WARRANTIES MADE BY SELLER HEREIN ARE EXPRESSLY MADE IN LIEU OF ALL OTHER WARRANTIES, AND SELLER NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY OF ITS AGENTS OR REPRESENTATIVES TO MAKE, ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF TITLE WITH RESPECT TO THE SELLER LICENSED IP. EACH PARTY'S SOLE REMEDY AND LIABILITY FOR ANY AND ALL CLAIMS IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT SUCH LIABILITY IS BASED UPON NEGLIGENCE, BREACH OF WARRANTY, OR BREACH OF CONTRACT, SHALL BE LIMITED TO TAKING THE ACTION SET FORTH IN THIS ARTICLE 9.0. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY (EXCEPT AS SET FORTH IN ARTICLE 10.0), NEITHER PARTY

SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF WHATEVER KIND OR NATURE, INCLUDING WITHOUT LIMITATION: (I) SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE USE OF ALL OR ANY PART OF THE PURCHASER 2 LICENSED IP OR THE SELLER LICENSED IP, (II) DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ALL OR ANY PART OF THE PURCHASER 2 LICENSED IP OR THE SELLER LICENSED IP, REGARDLESS OF WHETHER PURCHASER 2 OR SELLER IS INFORMED OF OR KNOWS OR SHOULD KNOW OF THE EXISTENCE OF OR POSSIBILITY OF ANY SUCH DAMAGES OR LIABILITIES.

10.0   INDEMNIFICATION

10.01   Notwithstanding anything to the contrary herein, during the term of the Agreement and so long as Seller notifies Purchaser 2 in a timely fashion of the existence of any claim, suit, or proceeding, Purchaser 2 hereby assumes all liability for, and shall indemnify and defend Seller and its officers, directors, agents, and employees with respect to any claim, suit, or proceeding brought against Seller, and pay all reasonable expenses related thereto, including reasonable attorneys fees, to the extent it is based upon a claim that the Licensed Data or the IC Products infringe any Intellectual Property Right of a third party. Notwithstanding any of the above, Seller shall have the right, at its own election, to supersede Purchaser 2 in the defense of any such claim, suit or action and thereafter to assume and conduct the same according to Seller's sole discretion, in which event Purchaser 2 shall be released from any obligation arising from such claim, suit or action under the foregoing portion of this Section 10.01. Should the Licensed Data or the IC Products become, or in Purchaser 2's reasonable opinion be likely to become, the subject of a claim for which Purchaser 2 is required to indemnify pursuant to this Section 10.01, Purchaser 2 shall, at its discretion, (a) obtain for Seller, at no additional cost to Seller, the right to continue using the affected component of the Licensed Data and the IC Products (the "Affected Technology") under this Agreement, (b) modify the Affected Technology and provide such modified Affected Technology at no additional cost to Seller to avoid such claim, or (c) if neither (a) or (b) is commercially feasible, terminate the license to the Affected Technology and refund the amounts paid (including without limitation any Maintenance Fees) for the Affected Technology.

10.02   Exclusions. Notwithstanding the foregoing, Purchaser 2 shall have no obligation to indemnify Seller for any liability arising out of or relating to any allegations or claims of infringement, to the extent the alleged infringement: (a) arises from any modification to the Licensed Data or the IC Products made by, for, or at the request of Seller without the written approval of Purchaser 2 (provided that in the absence of such modification the Licensed Data or the IC Products would not otherwise infringe); (b) arises from any combination or use of the Licensed Data or the IC Products, or portions thereof, with any hardware, software, product, materials, files, data or processes or other hardware unless Purchaser 2 sold, made or specifically recommended or approved them all as a combination (provided that in the absence of such combination or use the Licensed Data or the IC Products would not otherwise infringe); (c) arises from Seller's use of the Licensed Data or the IC Products other than in compliance with the terms of this Agreement; (iv) arises from any materials, information, software or content provided by Seller ("Seller-Provided Materials") (provided that in the absence of such Seller-Provided Materials the Licensed Data or the IC Products would not otherwise infringe); or (v) arises from Seller continuing allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement (collectively the "Excluded Claims").

10.03   THIS ARTICLE 10.0 STATES PURCHASER 2'S ENTIRE LIABILITY AND SELLER'S EXCLUSIVE REMEDY FOR ANY CLAIMED, POTENTIAL OR ACTUAL INFRINGEMENT. ADDITIONALLY, PURCHASER 2'S TOTAL LIABILITY UNDER THIS ARTICLE 10.0 SHALL NOT EXCEED THE VALUE OF ALL FEES PAID TO PURCHASER 2 BY SELLER UNDER THIS AGREEMENT.

11.0   TERMINATION

11.01   Term. Unless otherwise terminated pursuant to the provisions of this Article 11.0, this Agreement shall commence on the Effective Date and remain in effect in perpetuity.

11.02   Termination: Transfer. Either party shall have the right to terminate this Agreement immediately by delivering to the other party written notice of such termination in the event of any attempted transfer or assignment by the other party of the entire Agreement in violation of Section 12.11 below.

11.03   Continuing Rights Upon Insolvency. Upon the occurrence of any of the following events with respect to Purchaser 2: (a) bankruptcy or liquidation; (b) assignment or transfer of the business to a trustee for the benefit of creditors; (c) termination of its business or dissolution, Seller shall have the continuing right to use the Purchaser 2 Licensed IP for the remaining duration of this Agreement, so long as Seller is not otherwise in default of this Agreement.

11.04   Termination: Breach. Notwithstanding any other provision of this Agreement, in order for either party (the "Non-Defaulting Party") to terminate this Agreement for the failure of the other party (the "Defaulting Party") to materially perform or adhere to any of its material obligations under this Agreement, the Non- Defaulting Party must notify the Defaulting Party, in writing, of such default and allow the Defaulting Party thirty (30) days after its receipt of notice (the "Cure Period") to cure such default. If such default is not cured within the Cure Period, the Non- Defaulting Party may terminate this Agreement at any time thereafter upon written notice to the Defaulting Party. In addition, if the same type of material default by the same Breaching Party shall take place again during the term of this Agreement, the Non-Breaching Party who previously gave notice of such type of material default may immediately terminate this Agreement upon written notice to the Breaching Party. Where a given default, by its nature, would require more than thirty (30) days to cure, the Defaulting Party shall be deemed to have cured such default if: (a) the Defaulting Party has taken reasonable steps sufficient to effect the cure prior to the termination of the Cure Period, (b) continues in good faith to take actions sufficient to eliminate such default as soon as practicably possible and (c) such default is cured within a commercially reasonable time.

11.05   In the event of termination of this Agreement by either party, all obligations and rights of the parties hereunder shall cease except for the obligations and rights set forth in Sections 1.01 (except in the case of a material uncured breach of Section 1.01 or Seller's payment obligations hereunder), 1.02, 1.04, 1.05, 1.06, 1.07, 1.08, 5.01, 5.02, 5.03, 11.05 and 11.06 and Articles 6.0, 7.0, 8.0, 10.0, and 12.0, the rights and obligations of which shall survive the termination of this Agreement.

11.06   Upon termination of this Agreement: (a) the license and sublicense rights granted by each party to the other party hereunder shall cease without further action by the parties, (b) Purchaser 2 shall immediately cease using any part of or all of the Seller Licensed IP, (c) Seller shall immediately cease using any part of or all of the Purchaser 2 Licensed IP, (d) Seller shall return to Purchaser 2, promptly and without charge, all materials within Seller's possession or control containing any or all of the Purchaser 2 Licensed IP, and all copies thereof and (e) Purchaser 2 shall return to Seller promptly and without charge all materials within Purchaser 2's possession or control containing any or all of the Seller Licensed IP and Seller confidential information , and all copies thereof. For purposes of this Section 11.06, the term "materials" includes all information fixed in any tangible medium of expression, in whatever form or format, whether now known or hereafter created, including without limitation all disks, diskettes, files, documents, drawings, programs, lists, models, records, compilations, notes, extracts, and summaries regardless of whether prepared by Purchaser 2 or Seller. Notwithstanding the foregoing, termination of this Agreement shall not affect Seller Products or Purchaser 2 Products distributed, in inventory or in a distribution channel at the time of termination. As to such Seller Products and Purchaser 2 Products, the license rights set forth herein shall survive until such inventory is depleted, or a period of six (6) months, whichever comes sooner. End user licenses shall survive in accordance with their terms.

12.0   MISCELLANEOUS

12.01   Nothing contained in this Agreement shall be construed as granting by implication, estoppel or otherwise, any licenses, warranties (implied in fact or law) or rights other than those expressly granted herein, or creating any obligations other than those expressly created hereunder.

12.02   This Agreement (and any dispute, controversy, proceedings, or claim of whatever nature arising out of or in any way relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions.

12.03   This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such covenant shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.

12.04   This failure of any party to enforce any of the provisions of this Agreement, or of any rights with respect thereto, shall not be considered a waiver thereof or in any way affect the validity of said provisions, rights, or elections and shall not prejudice said party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

12.05   Any information disclosed to either party hereunder shall be subject to the Export Control Regulations of the United States. Nothing herein contained shall obligate either party to disclose or in any manner furnish to the other party any confidential information or other information that under the Laws or Regulations of the United States cannot be disclosed or furnished. Furthermore, the parties agree not to export or re-export any devices under this contract to any country included in the U.S. Commerce Department's Country Group designations Q, S, W, Y, and Z, as amended from time to time, without an authorization from the U.S. Department of Commerce.

12.06   Seller hereby acknowledges that unauthorized disclosure or use of any of the Purchaser 2 Licensed IP could cause irreparable harm and significant injury to Purchaser 2 that may be difficult to ascertain. Accordingly, Seller agrees that, in addition to any other rights and remedies it may have, Purchaser 2 will have the right to seek immediate injunctive relief to enforce the obligations under this Agreement without the necessity of posting bond or any other security. Purchaser 2 hereby acknowledges that unauthorized disclosure or use of any of the Seller Licensed IP or Seller confidential information could cause irreparable harm and significant injury to Seller that may be difficult to ascertain. Accordingly, Purchaser 2 agrees that, in addition to any other rights and remedies it may have, Seller will have the right to seek immediate injunctive relief to enforce the obligations under this Agreement without the necessity of posting bond or any other security.

12.07   All notices with respect to this Agreement shall be sent to the respective parties at the following addresses:

To Seller	To Purchaser 2 UEI Cayman Inc.

Attention: Darin Billerbeck	Attention: Legal Dept.

ZiLOG, Inc.	c/o UNIVERSAL ELECTRONICS INC.
6800 Santa Teresa Blvd.	6101 Gateway Drive
San Jose, CA 95119	Cypress, CA 90630
USA	USA

12.08   This Agreement, together with the APA and Exhibits A, B, C, D, E, F and G, contains the entire and only understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect thereto. No modification or waiver of this Agreement or any of its provisions shall be binding unless in writing and signed by a duly authorized representative of the parties hereto.

12.09   Any rights of cancellation, termination or other remedies prescribed in this Agreement are cumulative and are not intended to be exclusive of any other remedies to which the injured party may be entitled at law or equity in case of any breach or threatened breach by the other party of any provision of this Agreement, unless such remedies are specifically limited or excluded by the terms of any provision of this Agreement.

12.10   For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one of the same instrument.

12.11   Neither party may assign its rights or delegate its duties under this Agreement or any portion of this Agreement to any third party without the other party's prior written consent, which consent may not be unreasonably withheld. Any attempt to so assign or delegate this Agreement or any portion thereof without such consent will be void. Notwithstanding the foregoing, either party may assign this Agreement without such consent to an Affiliate of such party or to the applicable successor(s) or assignor(s) in the event of a merger, acquisition, consolidation, reorganization or sale of all or substantially all of the assets (or the assets of such party's business to which this Agreement relates) or the sale of fifty percent (50%) or more of the voting stock of such party.

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   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives and delivered as of the day and year first written above.

ZILOG, INC.	UEI CAYMAN INC.

By:/s/ Darin G. Billerbeck	By: /s/ Mark S. Kopaskie

Its: President & CEO	Its: Director